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                               THE MILESTONE FUNDS
                              RULE 2a-7 PROCEDURES

                                OCTOBER 26, 1994

The following procedures are adopted by the Board of Trustees (the "Board") of The Milestone Funds (the "Trust") with respect to both the Treasury Obligations Portfolio and the Prime Obligations Portfolio (the "Funds") in order to ensure compliance by the Funds and its investment adviser, Milestone Capital Management, L.P. (the "Adviser"), with applicable requirements of Rule 2a-7 under the Investment Company Act of 1940 (the "1940 Act").

SECTION 1.      DEFINITIONS

To the extent applicable, the following definitions shall apply to these procedures.

         1. The "Amortized Cost Method" of valuation is the method of calculating the Funds' net asset value whereby portfolio securities are valued at the Funds' acquisition cost as adjusted for amortization of premium or accretion of discount over the term remaining of the securities rather than at their value based on current quotations or appropriate factors which fairly reflect current market conditions.

         2. "Collateralized Fully" in the case of a repurchase agreement means that (a) the value of the securities collateralizing the repurchase agreement (reduced by the transaction costs (including loss of interest) that the Funds reasonably could expect to incur if the seller defaults) is, and during the entire term of the repurchase agreement remains, at least equal to 102% of the principle value of loan agreement; (b) the Funds or its custodian either has physical possession of the collateral, or, in the case of a security registered on a book entry system, the book entry is maintained in the name of the Funds or its custodian; (c) the Funds retains an unqualified right to possess and sell the collateral in the event of default by the seller; and (d) the collateral consists entirely of obligations of the United States Treasury.

         3. "Total Assets" means the total amortized cost of the Funds' assets.

SECTION 2.      CALCULATION OF EXTENT OF DEVIATION FROM MARKET PRICE

                a. Calculations by Administrator. At least once a week, The Bank of New York (the "Administrator") will calculate for the Funds the extent of deviation, if any, between the current net asset value per share of the Funds' net assets, determined by using available market quotations or an

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                    appropriate substitute which fairly reflects current market conditions, and the net asset value per share of the Funds' net assets determined by the Amortized Cost Method of valuation (the "Deviation"). If the Deviation with respect to the Funds is $0.002 or more, the Administrator will determine the Deviation daily until the Deviation is less than that amount. The Administrator will determine the Deviation more frequently at the request of the Board.

                b. Market-Based Calculations. In determining the market-based value of any instrument, the Administrator may use: (i) actual quotations of market value; (ii) estimates of market value provided that the Board has been given an opportunity to review the method by which such estimates will be made; or (iii) yield values obtained from reputable sources relating to a class of money-market instrument. The Adviser will cooperate with the Administrator in obtaining any requested market quotations.

SECTION 3.      REPORTS TO THE BOARD

                a. Reports on Deviation. The Administrator will report to the Board at each of its regular quarterly meetings, and the Board will review, the extent of the Funds' Deviation calculated since the end of the previous period for which Deviations were reported to the Board. If the Deviation with respect to a Funds reaches $0.002, the Administrator immediately will notify the Adviser and the Board of the Deviation and, after appropriate discussions between the Adviser and the Administrator, the Administrator will notify the Board of any action which the Adviser or Administrator proposes to implement in order to reduce the deviation.

                b. Quarterly Compliance Reports. The Adviser and the Administrator will provide the Board at each regular quarterly Board meeting with a report documenting compliance with the guidelines set forth by the Trustees and Rule 2a-7 of the Act.

SECTION 4.      REMEDIAL ACTIONS FOR DEVIATIONS

If the Deviation with respect to the Funds exceeds $0.005, the Board will promptly consider what action, if any, should be initiated in order to reduce the Deviation. If the Board believes that the extent of the Deviation with respect to the Funds may cause material dilution or other unfair results to investors or shareholders, the Board will take such action as it deems appropriate to eliminate or reduce such dilution or unfair results. Board action may include, for example: redeeming shares in kind; selling portfolio instruments prior to maturity to realize capital gain or loss or to shorten the average maturity of such instruments; reducing or

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withholding dividends; or utilizing a net asset value per share determined by using market valuations.

SECTION 5.      MAINTENANCE OF RECORDS

On behalf of the Trust, the Administrator will record, maintain and preserve (a) permanently a copy of these Rule 2a-7 Procedures (as amended), in an easily accessible place, and (b) for a period of not less than six years (the first two in an easily accessible place) a written record in the minutes of Board meetings of the Board's considerations and actions taken in connection with the discharge of its responsibilities hereunder.

SECTION 6.      MATURITY OF SECURITIES AND THE PORTFOLIOS

                a. Maturity Limits. The Adviser will not (i) purchase for the Funds any instrument with a remaining maturity at the date of acquisition of more than 397 calendar days or (ii) allow the Funds to maintain a dollar-weighted average portfolio maturity of more than 90 days.

                b. Determination of Maturity. The maturities of instruments purchased by the Funds shall be determined in accordance with the procedures set forth in Rule 2a-7. Notwithstanding the above, the following procedures will be applied in determining maturity:

                    (i) A repurchase agreement will be deemed to have a maturity equal to the period remaining until the date on which the repurchase of the underlying securities is scheduled to occur or, if the agreement is subject to demand, the period remaining until repurchase must be made if demanded by the Funds.

                    (ii) A portfolio lending agreement will be treated as having a maturity equal to the period remaining until the date on which the loaned securities are scheduled to be returned, or, if the agreement is subject to demand, the period remaining until the loaned securities must be returned if demanded by the Funds.

                c. Reduction of Average Portfolio Maturity. If the disposition of a portfolio instrument by the Funds causes the Funds' dollar-weighted average portfolio maturity to exceed 90 days, the Adviser will invest the Funds' available cash so as to reduce its dollar-weighted average portfolio maturity to 90 days or less as soon as reasonably practicable.

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SECTION 7.      CREDIT RISK GUIDELINES


Subject to policies established by the Board of Trustees, the Funds shall at all times select portfolio investments which may be purchased by the Funds in accordance with its registration statement, which present minimal credit risks, which are at the time of acquisition Eligible Securities, which conform to the rating and diversification requirements as set forth in Rule 2a-7 and the purchase of which is otherwise permitted by Rule 2a-7. In evaluating credit risks, the Board of Trustees directs the Adviser to consider, with respect to each security in which the Funds has invested or proposes to invest, all relevant factors which may have an impact on the issuer's capacity to repay its short-term debt and determine that the security presents minimal credit risks. The Funds will enter into repurchase agreements only with counterparties which the Adviser determines present minimal credit risks in accordance with the Procedures for Repurchase Agreements and Guidelines under Rule 2a-7 of the Act. The Adviser will maintain records reflecting a summary of the Adviser's analysis with respect to each such counterparty and Investments.

SECTION 8.      CREDITWORTHINESS OF REPURCHASE AGREEMENT COUNTERPARTY

If the counterparty to a repurchase agreement with the Funds ceases to satisfy the requirements for counterparties set forth in the Procedures for Repurchase Agreements adopted by the Board of Trustees, the Adviser will promptly reassess whether that counterparty presents minimal credit risks.

SECTION 9.      REQUIRED NOTIFICATIONS UPON SECURITY DEFAULT

The adviser will promptly notify the Administrator by telephone or facsimile transmission of a default by a counterparty to a repurchase agreement. If the default involves at least 1/2 of 1% of the Funds' Total Assets, the Administrator will promptly notify the Director of the Securities and Exchange Commission's Division of Investment Management by telephone or facsimile transmission (followed by a letter sent by first class mail) of the default and the actions that the Funds intends to take in response to the default.

SECTION 10.     FORM N-SAR REPORTS

If any action is taken (i) by the Board to stabilize a deviation of $0.005 or more from the Funds' amortized cost price per share or (ii) by the Board or the Adviser with respect to a defaulted security (as described in Section 12), the Trust will attach an exhibit to its Form N-SAR covering the period in which the action is taken describing with specificity the nature and circumstances of the action. The Trust will report in an exhibit to Form N-SAR any securities it holds on the final day of the reporting period that are not Eligible Securities.


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SECTION 11.     LIMITATIONS

Nothing in these Rule 2a-7 Procedures will be construed to authorize investments in instruments not otherwise permitted by a Funds' prospectus or statement of additional information, by resolution of the Board or by Rule 2a-7 or any other provision of or regulation under the 1940 Act.

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